Exhibit 99.1

Mountains West Exploration, Inc.

FOR IMMEDIATE RELEASE

Mountains West Names Larry Malone President and Chief Operating Officer, Don Hauschild CIO

CHICAGO — September 25, 2007 — Mountains West Exploration, Inc. (OTCBB: MWXI.OB), today announced that Larry Malone has joined the company as president and chief operating officer, and Don Hauschild has joined as chief information officer.

Malone has more than 35 years of experience in the global communication industry, including executive sales and engineering P&L management. Most recently, he was president of BT Infonet USA, a $121 million division of BT Infonet Services Corp. that provides cross-border managed data communication services for more than 3,600 multi-national companies. Earlier in his career, Malone was executive vice president at Viatel, a telecommunication and broadband service provider to corporations, ISPs, VOIP carriers, application service providers, incumbent operators and second-tier carriers in North America and Europe. He spearheaded the successful evolution from callback service provider to international network operator. Malone holds a B.S. degree in economics from St. Peter’s College.

“I am extremely excited about joining Mountains West,” said Malone. “The opportunity to be part of an organization providing such an obvious need in the remote online managed data storage space allows me to utilize my relevant experience to help bring this vision to reality.”

Hauschild is a senior operations and IT executive with more than 25 years experience in industry and consulting with global technology, consumer products and manufacturing companies. He has significant experience in business acquisition, consolidation and operations/process improvement. Hauschild’s most recent experience includes his service as president of Frontrunner Network Systems, Inc. (FNS), a subsidiary of Capital Growth Systems, Inc., a position he held since March 2005. Prior to FNS, Hauschild held executive and consulting positions with micro-cap startup companies and consulting firms, including CEO and board member of QS Software Co., EVP of consulting services with Answerport, Inc., and VP of business development with Communications Infrastructure Development Corp. Hauschild worked for Ernst & Young, LLP Management Consulting for 12 years and served as a partner in the Chicago and Milwaukee offices from October 1993 through March 2000. Hauschild is a graduate of Roosevelt University.

Lee Wiskowski and Doug Stukel, co-chief executive officers of Mountains West Exploration, said, “The addition of Larry and Don to our senior management team, along with the team we will have with the proposed acquisition of Secured Digital Storage, LLC (SDS), provides us with a world class executive team. We now have more than 100 years of experience in the IT and global communications industry and a senior management team with a proven track record of execution on new strategic directions.”

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Mountains West Exploration, Inc.

September 25, 2007

“I had been looking for a seasoned executive to fill the role of president and COO for the last two years,” stated Bill Lynes, Chairman and CEO of SDS. “Larry is a stickler for perfection, especially when customer service is our differentiation. I believe his commitment to customer satisfaction will be the catalyst of our future sales success.”

Lynes continued, “Hiring Don as our CIO insures that effective communications within the organization will compliment the market’s perception of our managed services and our customer’s expectation of receiving the highest quality from our premium data-storage services. When Don and I first spoke about the business vision, I knew he would be our CIO. I am looking forward to working with Larry and Don to build our business and deliver the best of managed services to the market.”

About Mountains West Exploration, Inc.

Mountains West Exploration, Inc. is a New Mexico incorporated holding company which is publicly listed and traded on the Over the Counter Bulletin Board Exchange (OTC.BB) listed under the symbol MWXI.OB.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the company’s inability to accurately forecast its operating results; the company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the company’s business. For further information on factors which could impact the company and the statements contained herein, reference should be made to the company’s filings with the Securities and Exchange Commission, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:

Mountains West Exploration, Inc.
Lee Wiskowski
Co-CEO
312-952-7100

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